Exhibit 10.22
WEREWOLF THERAPEUTICS, INC.
DIRECTOR COMPENSATION POLICY
The non-employee directors of Werewolf Therapeutics, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.
1.Initial Stock Option Grant. Upon initial election to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, a stock option under the Company’s 2021 Stock Incentive Plan (the “2021 Plan”) to purchase 45,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Subject to the non-employee director’s continued service as a director, the stock option will vest with respect to 1/3 of the total number of shares on the first anniversary of the grant date and thereafter in equal monthly installments until the third anniversary of the grant date and, in the event of a change in control of the Company, the vesting schedule of the stock option will accelerate in full. The exercise price of the stock option will be equal to the fair market value of the Common Stock on the date of grant.

2.Annual Stock Option Grant. Each non-employee director serving on the Board will be granted, automatically and without the need for any further action by the Board, a stock option under the 2021 Plan to purchase 22,500 shares of Common Stock on the date of each annual meeting of stockholders; provided that, if any such director is initially elected to the Board in the twelve months immediately preceding the annual meeting of stockholders, the number of shares of Common Stock subject to such stock option shall be pro-rated on a monthly basis for time in service (including partial months). Unless otherwise provided at the time of grant, subject to the non- employee director’s continued service as a director, the stock option will vest in full on the first anniversary of the grant date (or, if earlier, the date of the next annual meeting of stockholders following the date of grant) and, in the event of a change in control of the Company, the vesting schedule of the stock option will accelerate in full. The exercise price of the stock option will be equal to the fair market value of the Common Stock on the date of grant.
3.Annual Fee; Reimbursement of Travel and Other Expenses. Each non-employee director will receive an annual fee relating to such director’s service on the Board and any committees thereof as follows:

	Chair	Other Member
Board	$70,000	$40,000
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$8,000	$4,000

Each annual fee shall be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the Board or the applicable committee of the Board. Each non-employee director will also be reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board and any committee on which he or she serves.